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                                                              July 1, 2002



Evergreen Municipal Trust
200 Berkley Street
Boston, Massachusetts  02116-5034

Ladies and Gentlemen:

         We have been requested by Evergreen Municipal Trust, a Delaware business trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated September 18, 1997, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Evergreen Offit California Municipal Bond Fund, Evergreen Offit New York Municipal Bond Fund, and Evergreen Offit National Municipal Bond Fund (the "Funds"), each a series of the Trust. We understand that the Trust is about to file an amended Registration Statement on Form N-1A for the purpose of registering the aforementioned additional series of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

         We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

         We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled "Treatment of Delaware Business Trusts" and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

         Based upon the foregoing, it is our opinion that the shares of the Funds currently being registered, when issued in accordance with the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the 1940 Act, and applicable state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion with and as a part of the amended Registration Statement on Form N-1A. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,


                                          /s/ SULLIVAN & WORCESTER LLP
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                                          SULLIVAN & WORCESTER LLP